Exhibit 8.2

[Letterhead of Johnson & Jones, P.C.]

April 30, 2010

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, Oklahoma 74136

Re:	Tax Opinion in connection with Merger

Ladies and Gentlemen:

Johnson & Jones, P.C., a professional corporation organized under the laws of the State of Oklahoma, has acted as counsel to Arena Resources, Inc., a Nevada corporation (“Arena”) in connection with the proposed merger pursuant to the Agreement and Plan of Merger dated as of April 3, 2010 by and among Arena, SandRidge Energy, Inc., a Delaware corporation (“SandRidge”), and Steel Subsidiary Corporation, a Nevada corporation wholly-owned by SandRidge (“Merger Sub”) (the “Merger Agreement”), whereby Merger Sub will be merged with and into Arena, with Arena to be the surviving entity and wholly-owned by SandRidge (the “Merger”)1, and each share of Arena’s common stock will be converted into a right to receive (i) 4.7771 shares of voting common stock of SandRidge, and (ii) $2.50 in cash. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. Pursuant to Section 7.3(c) of the Merger Agreement, you have requested our opinion that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, we have examined the Merger Agreement, the registration statement on Form S-4, as amended, filed by SandRidge pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the Merger (the “Registration Statement”), and such other documents, agreements, and instruments as we have deemed necessary or appropriate and have made such legal and factual inquiries as we have deemed necessary as a basis for our opinion set forth below. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by SandRidge, Merger Sub and Arena, including factual statements and representations set forth in the respective letters delivered to us by Arena and SandRidge for purposes of this opinion (the “Representation Letters”) and have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time. We have also assumed, without making any independent investigation, that all documents as furnished to us are complete and authentic, that the signatures on all

[1]

In the event Merger Sub is the surviving entity of the Merger, the two immediately preceding clauses shall be amended to read: whereby Arena will be merged with and into Merger Sub, with Merger Sub to be the surviving entity and wholly-owned by SandRidge (the “Merger”),

Arena Resources, Inc.

April 30, 2010

documents are genuine, that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered, and the legal capacity of all natural persons. We have further assumed that the Merger, and any transactions related thereto, will be consummated in the manner described in the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); all reporting obligations with respect to the Merger required under the Code and the applicable Treasury Regulations currently promulgated under the Code (the “Regulations”) will be complied with; and all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms. We are also relying on the truth and accuracy at all relevant times of the statements and representations contained in the Merger Agreement, the Registration Statement, the Representation Letters, and all other documents referred to above, without any qualification as to knowledge or belief.

In connection with this opinion letter, we have made no special investigation or review of any laws, regulations or judicial or administrative decisions, other than a review of the current provisions of the Code, applicable Regulations, and current judicial and administrative authority (including published revenue rulings and revenue procedures) with respect thereto (collectively referred to as the “Tax Law”). We have made no investigation or review of any matters relating to Arena or any other person other than as expressly set forth herein.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the statements under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus contained in the Registration Statement, insofar as such statements constitute summaries of the laws, regulations, and legal matters referred to therein, are accurate in all material respects.

The opinion and other matters in this letter are qualified in their entirety and subject to the following:

A. Except as set forth above, we express no opinion to any party or person as to (i) any laws other than the Tax Law; (ii) the accuracy of any statements of law relating to the Merger; or (iii) any other matters relating to the Merger Agreement or the Registration Statement.

B. The opinion expressed herein is as of the date hereof. Any change in the Tax Law (including pursuant to any legislation which Congress may be currently considering), which may change at any time with retroactive or prospective effect and which is subject to differing interpretation, or any change in the facts, representations or documents upon which the opinion expressed herein is based, could change our conclusions and render the opinion expressed herein inapplicable. We undertake no obligation to advise you of any facts or circumstances that may come to our attention, any new developments in the law or in the application or interpretation of the federal income tax laws, or any other change in legal authorities that may occur after the date of this opinion letter, that may affect the opinion expressed herein or to update the opinion expressed herein in the event that there is a change in the legal authorities, facts or documents upon which the opinion expressed herein is based.

Arena Resources, Inc.

April 30, 2010

C. This opinion represents and is based upon our best legal judgment regarding the application of relevant current provisions of the Code and the Regulations, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations [including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling] and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to our opinion. Arena has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion.

D. The opinion expressed herein is limited to the matters expressly stated herein and no opinion is to be inferred or may be implied beyond the tax opinion expressly set forth above. In addition, except as set forth above, we express no opinion with respect to any federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

E. Our opinion set forth herein is also based upon the description of the Merger as set forth in the Merger Agreement. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to the Merger if all the transactions described in the Merger Agreement are not consummated in accordance with the terms set forth therein and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the headings “The Merger-Material U.S. Federal Income Tax Consequences of the Merger”, and “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Respectfully submitted,

/s/ JOHNSON & JONES, P.C.

JOHNSON & JONES, P.C.

RRS/ked/jl